Exhibit 99.1 FOR IMMEDIATE RELEASE

Libbey Inc. Announces Third-Quarter 2019 Results

Net sales growth and improved operating cash flows drove solid third-quarter performance;

Company refines full-year outlook

TOLEDO, Ohio, (October 28, 2019) --Libbey Inc. (NYSE American: LBY), one of the world's largest glass tableware manufacturers, today reported results for the third quarter of 2019 ended September 30, 2019.

Third-quarter 2019 Financial & Operating Highlights

•	Net sales were $192.4 million, an increase of 0.9 percent, or an increase of 2.0 percent in constant currency versus the prior-year period.
•	Selling, general and administrative expense was reduced by $2.4 million versus the prior year.
•	Net loss improved to ($3.5) million, compared to net loss of ($5.0) million in the third quarter of 2018.
•	Adjusted Income from Operations (see Table 4) increased 2.8 percent to $6.4 million.
•	Adjusted EBITDA (see Table 1) increased 1.5 percent versus the prior year to $16.3 million.
•	Net cash provided by operating activities improved $5.1 million, driving incremental Free Cash Flow (see Table 2) of $10.3 million compared to the third quarter of 2018.

"I am pleased to report that Libbey delivered year-over-year, top-line growth during the third quarter, including a 3.5 percent increase to net sales in our core USC segment," said Mike Bauer, chief executive officer of Libbey. "Our operating teams performed well across the network, and we executed on our stated strategy to reduce inventory. While reducing inventory creates a near-term, temporary headwind to gross profit margins and Adjusted EBITDA, more importantly, it also enabled $10.3 million of incremental Free Cash Flow (see Table 2).”

Bauer continued, “Our teams continue to make great progress leveraging Libbey’s market-leading position and competitive advantages to drive positive results in the face of continued headwinds resulting from soft market conditions in several of our key regions and channels. We remain committed to disciplined investment and spending while continuing to fund our strategic priorities. During the third quarter, we demonstrated this by reducing SG&A expense by $2.4 million versus the prior year. Also, the organizational realignment announced at the end of August remains on track, and we expect to deliver approximately $9 to $11 million annual, pre-tax run-rate costs beginning in 2020.”

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Libbey Inc.

Three months ended September 30,	Net Sales		Increase/(Decrease)			Constant Currency Sales
(dollars in thousands)	2019	2018	$ Change	% Change	Currency Effects	Growth (Decline)
U.S. & Canada (USC)	$119,351	$115,304	$4,047	3.5%	$(14)	3.5%
Latin America (LATAM)	35,308	35,406	(98)	(0.3)%	(540)	1.2%
EMEA	31,736	33,289	(1,553)	(4.7)%	(1,408)	(0.4)%
Other	6,023	6,776	(753)	(11.1)%	(179)	(8.5)%
Consolidated	$192,418	$190,775	$1,643	0.9%	$(2,141)	2.0%

•	Net sales in the U.S. & Canada segment increased 3.5 percent, primarily driven by price realization and product mix, partially offset by lower volume and unfavorable channel mix.
•

In Latin America, net sales decreased 0.3 percent (an increase of 1.2 percent excluding currency fluctuation) as a result of unfavorable product and channel mix, as well as unfavorable currency impacts in the segment, partially offset by higher volume.

•

Net sales in the EMEA segment decreased 4.7 percent (a decrease of 0.4 percent excluding currency fluctuation), driven primarily by lower volume and an unfavorable currency impact, partially offset by favorable price and product mix.

•

Net sales in Other decreased 11.1 percent (a decrease of 8.5 percent excluding currency fluctuation) primarily as a result of unfavorable price and mix of product sold and an unfavorable currency impact.

First Nine Months of 2019 Financial Highlights

Nine months ended September 30,	Net Sales		Increase/(Decrease)			Constant Currency Sales
(dollars in thousands)	2019	2018	$ Change	% Change	Currency Effects	Growth (Decline)
U.S. & Canada (USC)	$358,154	$351,719	$6,435	1.8%	$(59)	1.8%
Latin America (LATAM)	103,917	110,029	(6,112)	(5.6)%	(831)	(4.8)%
EMEA	92,456	103,712	(11,256)	(10.9)%	(5,620)	(5.4)%
Other	19,015	20,762	(1,747)	(8.4)%	(941)	(3.9)%
Consolidated	$573,542	$586,222	$(12,680)	(2.2)%	$(7,451)	(0.9)%

•	Net sales in the U.S. & Canada segment increased 1.8 percent, primarily driven by price realization and product mix, as well as higher volume, partially offset by unfavorable channel mix.
•

In Latin America, net sales decreased 5.6 percent (a decrease of 4.8 percent excluding currency fluctuation) as a result of unfavorable product mix, lower volume and an unfavorable currency impact. These unfavorable items were partially offset by favorable pricing in the segment.

•

Net sales in the EMEA segment decreased 10.9 percent (a decrease of 5.4 percent excluding currency fluctuation), driven primarily by lower volume and an unfavorable currency impact, partially offset by favorable price and product mix.

•

Net sales in Other decreased 8.4 percent primarily as a result of unfavorable price and mix of product sold, as well as an unfavorable currency impact. These unfavorable items were partially offset by higher volume.

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Libbey Inc.

Balance Sheet and Liquidity

•	The Company had available capacity of $49.4 million under its ABL credit facility at September 30, 2019, with $41.0 million in loans outstanding and cash on hand of $27.7 million.
•

At September 30, 2019, Trade Working Capital (see Table 3), defined as accounts receivable plus inventories less accounts payable, was $211.5 million, a $17.3 million improvement compared to $228.7 million at September 30, 2018. The improvement was a result of lower accounts receivable, lower inventories and higher accounts payable.

Jim Burmeister, chief financial officer and chief operating officer, commented, "In the third quarter, we saw continued operational improvement across our business, but this performance was masked by our deliberate decision to take manufacturing downtime to reduce Trade Working Capital levels. We also reduced SG&A costs year over year by 7.1 percent, while continuing to fund critical projects, including our ERP initiative and maintaining excellent customer service. Given the continued headwinds in our EMEA and Latin American markets, the potential for continued unfavorable currency impacts and the Company's near-term focus on maximizing cash flow through discretionary downtime, we are adjusting our full-year outlook."

2019 Outlook

•	Performance in our core U.S. & Canada segment is growing; however, given headwinds in our EMEA and Latin American markets, in addition to unfavorable currency impacts, 2019 full-year net sales are now expected to be flat to slightly down from prior year.
•

The Company continues to focus on cash flow and expects to manage inventories down versus prior year by approximately $10 million. This focus, which includes taking discretionary downtime, is expected to result in Adjusted EBITDA margins between 8.5 percent and 9 percent (see Table 7), near the low end of the previously guided range.

•	Capital expenditures and ERP capital are expected to be near $35 million, at the low end of the previously guided range.
•	The Company projects further spending discipline leading to adjusted selling, general and administrative margin of approximately 15.5 percent (see Table 8), down from the previously guided 16 percent.

Webcast Information

Libbey will hold a conference call for investors on Monday, October 28, 2019, at 11 a.m. Eastern Daylight Time. The conference call will be webcast live on the Internet and is accessible from the Investor Relations section of www.libbey.com. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software.

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Libbey Inc.

About Libbey Inc.

Based in Toledo, Ohio, Libbey Inc. is one of the largest glass tableware manufacturers in the world. Libbey Inc. operates manufacturing plants in the U.S., Mexico, China, Portugal and the Netherlands. In existence since 1818, the Company supplies tabletop products to retail, foodservice and business-to-business customers in over 100 countries. Libbey's global brand portfolio, in addition to its namesake brand, includes Libbey Signature®, Master's Reserve®, Crisa®, Royal Leerdam®, World® Tableware, Syracuse® China, and Crisal Glass®. In 2018, Libbey Inc.'s net sales totaled $797.9 million. Additional information is available at www.libbey.com.

Use of Non-GAAP Financial Measures

To supplement the condensed financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP), we use non-GAAP measures of certain components of financial performance. These non-GAAP measures include Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Income from Operations (Adjusted IFO), Adjusted IFO Margin, Free Cash Flow, Trade Working Capital, Adjusted Selling, General & Administrative Expense (Adjusted SG&A), Adjusted SG&A Margin and our Debt Net of Cash to Adjusted EBITDA Ratio. Reconciliations to the nearest U.S. GAAP measures of all non-GAAP measures included in this press release can be found in the tables below.

Our non-GAAP measures, as defined below, are used by analysts, investors and other interested parties to compare our performance with the performance of other companies that report similar non-GAAP measures. Libbey believes these non-GAAP measures provide meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of core business operating results. We believe the non-GAAP measures, when viewed in conjunction with U.S. GAAP results and the accompanying reconciliations, enhance the comparability of results against prior periods and allow for additional transparency of financial results and business outlook. In addition, we use non-GAAP data internally to assess performance and facilitate management's internal comparison of our financial performance to that of prior periods, as well as trend analysis for budgeting and planning purposes. The presentation of our non-GAAP measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. Furthermore, our non-GAAP measures may not be comparable to similarly titled measures reported by other companies and may have limitations as an analytical tool. We define our non-GAAP measures as follows:

•

We define Adjusted EBITDA as U.S. GAAP net income (loss) plus interest expense, provision for income taxes, depreciation and amortization, and special items, when applicable, that Libbey believes are not reflective of our core operating performance, and we define Adjusted EBITDA Margin as Adjusted EBITDA divided by net sales.

•

We define Adjusted IFO as U.S. GAAP net income (loss) plus interest expense, provision for income taxes, other (income) expense, and special items, when applicable, that Libbey believes are not reflective of our core operating performance, and we define Adjusted IFO Margin as Adjusted IFO divided by net sales.

•	We define Trade Working Capital as net accounts receivable plus net inventories less accounts payable.

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Libbey Inc.

•

We define Adjusted SG&A as U.S. GAAP selling, general and administrative expenses less special items that Libbey believes are not reflective of our core operating performance, and we define Adjusted SG&A Margin as Adjusted SG&A divided by net sales.

•

We define Free Cash Flow as the sum of net cash provided by operating activities and net cash used in investing activities. The most directly comparable U.S. GAAP measure is net cash provided by (used in) operating activities.

•

We define our Debt Net of Cash to Adjusted EBITDA Ratio as gross debt on the balance sheet plus unamortized discount and finance fees, less cash and cash equivalents, divided by last twelve months Adjusted EBITDA (defined above).

Constant Currency

We translate revenue and expense accounts in our non-U.S. operations at current average exchange rates during the year. References to "constant currency," "excluding currency impact" and "adjusted for currency" are considered non-GAAP measures. Constant currency references regarding net sales reflect a simple mathematical translation of local currency results using the comparable prior period’s currency conversion rate. Constant currency references regarding Gross Profit, Adjusted IFO, Adjusted EBITDA and Adjusted EBITDA Margin comprise a simple mathematical translation of local currency results using the comparable prior period's currency conversion rate plus the transactional impact of changes in exchange rates from revenues, expenses and assets and liabilities that are denominated in a currency other than the functional currency. We believe this non-GAAP constant currency information provides valuable supplemental information regarding our core operating results, better identifies operating trends that may otherwise be masked or distorted by exchange rate changes and provides a higher degree of transparency of information used by management in its evaluation of our ongoing operations. These non-GAAP measures should be viewed in addition to, and not as an alternative to, the reported results prepared in accordance with U.S. GAAP. Our currency market risks include currency fluctuations relative to the U.S. dollar, Canadian dollar, Mexican peso, euro and RMB.

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Libbey Inc.

Caution on Forward-Looking Statements

This press release includes forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements reflect only the Company's best assessment at this time and are indicated by words or phrases such as "goal," "expects," " believes," "will," "estimates," "anticipates," or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty and that actual results may differ materially from these statements. Investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company's business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company's Securities and Exchange Commission filings, including the Company's report on Form 10-K filed with the Commission on February 27, 2019. Important factors potentially affecting performance include but are not limited to risks related to increased competition from foreign suppliers endeavoring to sell glass tableware, ceramic dinnerware and metalware in our core markets; global economic conditions and the related impact on consumer spending levels; major slowdowns or changes in trends in the retail, travel, restaurant and bar or entertainment industries, and in the retail and foodservice channels of distribution generally, that impact demand for our products; inability to meet the demand for new products; material restructuring charges related to involuntary employee terminations, facility sales or closures, or other various restructuring activities; significant increases in per-unit costs for natural gas, electricity, freight, corrugated packaging, and other purchased materials; our ability to borrow under our ABL credit agreement; high levels of indebtedness; high interest rates that increase the Company's borrowing costs or volatility in the financial markets that could constrain liquidity and credit availability; protracted work stoppages related to collective bargaining agreements; increased pension expense associated with lower returns on pension investments and increased pension obligations; increased tax expense resulting from changes to tax laws, regulations and evolving interpretations thereof; devaluations and other major currency fluctuations relative to the U.S. dollar and the euro that could reduce the cost competitiveness of the Company's products compared to foreign competition; the effect of exchange rate changes to the value of the euro, the Mexican peso, the RMB and the Canadian dollar and the earnings and cash flows of our international operations, expressed under U.S. GAAP; the effect of high levels of inflation in countries in which we operate or sell our products; the inability to achieve savings and profit improvements at targeted levels in the Company's operations or within the intended time periods; the failure of our investments in e-commerce, new technology and other capital expenditures to yield expected returns; failure to prevent unauthorized access, security breaches and cyber attacks to our information technology systems; compliance with, or the failure to comply with, legal requirements relating to health, safety and environmental protection; our failure to protect our intellectual property; and the inability to effectively integrate future business we acquire or joint ventures into which we enter. Any forward-looking statements speak only as of the date of this press release, and the Company assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date of this press release.

Media Contact

Jamie Burt, Media

(419) 325-2672

jburt@libbey.com

Investor Relations Contact

Chris Hodges or Bobby Winters

Alpha IR Group

(312) 445-2870

LBY@alpha-ir.com

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Libbey Inc.

Condensed Consolidated Statements of Operations

(dollars in thousands, except per share amounts)

(unaudited)

	Three months ended September 30,
	2019	2018

Net sales	$192,418	$190,775
Freight billed to customers	804	780
Total revenues	193,222	191,555
Cost of sales	158,836	154,315
Gross profit	34,386	37,240
Selling, general and administrative expenses	30,982	33,336
Income from operations	3,404	3,904
Other income (expense)	346	(1,453)
Earnings before interest and income taxes	3,750	2,451
Interest expense	5,699	5,652
Loss before income taxes	(1,949)	(3,201)
Provision for income taxes	1,508	1,758
Net loss	$(3,457)	$(4,959)

Net loss per share:
Basic	$(0.15)	$(0.22)
Diluted	$(0.15)	$(0.22)
Dividends declared per share	$—	$—

Weighted average shares:
Basic	22,484	22,223
Diluted	22,484	22,223

Libbey Inc.

Condensed Consolidated Statements of Operations

(dollars in thousands, except per share amounts)

(unaudited)

	Nine months ended September 30,
	2019	2018

Net sales	$573,542	$586,222
Freight billed to customers	2,298	2,475
Total revenues	575,840	588,697
Cost of sales	460,771	471,294
Gross profit	115,069	117,403
Selling, general and administrative expenses	94,375	98,396
Impairment of goodwill and other intangible assets	46,881	—
Income (loss) from operations	(26,187)	19,007
Other income (expense)	(1,858)	(980)
Earnings (loss) before interest and income taxes	(28,045)	18,027
Interest expense	17,210	16,192
Income (loss) before income taxes	(45,255)	1,835
Provision for income taxes	6,511	5,767
Net loss	$(51,766)	$(3,932)

Net loss per share:
Basic	$(2.31)	$(0.18)
Diluted	$(2.31)	$(0.18)
Dividends declared per share	$—	$0.1175

Weighted average shares:
Basic	22,403	22,162
Diluted	22,403	22,162

Libbey Inc.

Condensed Consolidated Balance Sheets

(dollars in thousands)

	September 30, 2019	December 31, 2018
	(unaudited)
ASSETS:
Cash and cash equivalents	$27,668	$25,066
Accounts receivable — net	90,745	83,977
Inventories — net	195,669	192,103
Prepaid and other current assets	20,709	16,522
Total current assets	334,791	317,668
Purchased intangible assets — net	11,868	13,385
Goodwill	38,431	84,412
Deferred income taxes	29,346	26,090
Other assets	14,670	7,660
Operating lease right-of-use assets	62,052	—
Property, plant and equipment — net	249,734	264,960
Total assets	$740,892	$714,175

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT):
Accounts payable	$74,963	$74,836
Salaries and wages	28,409	27,924
Accrued liabilities	48,433	43,728
Accrued income taxes	4,424	3,639
Pension liability (current portion)	3,479	3,282
Non-pension post-retirement benefits (current portion)	3,956	3,951
Operating lease liabilities (current portion)	12,465	—
Long-term debt due within one year	4,400	4,400
Total current liabilities	180,529	161,760
Long-term debt	411,906	393,300
Pension liability	42,513	45,206
Non-pension post-retirement benefits	39,719	43,015
Noncurrent operating lease liabilities	50,325	—
Deferred income taxes	2,429	2,755
Other long-term liabilities	24,019	18,246
Total liabilities	751,440	664,282

Common stock and capital in excess of par value	338,322	335,739
Retained deficit	(223,207)	(171,441)
Accumulated other comprehensive loss	(125,663)	(114,405)
Total shareholders’ equity (deficit)	(10,548)	49,893
Total liabilities and shareholders’ equity (deficit)	$740,892	$714,175

Libbey Inc.

Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Nine months ended September 30,
	2019	2018

Operating activities:
Net loss	$(51,766)	$(3,932)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	29,465	34,389
Impairment of goodwill and other intangible assets	46,881	—
Change in accounts receivable	(7,575)	(1,688)
Change in inventories	(5,452)	(24,445)
Change in accounts payable	5,987	(5,139)
Accrued interest and amortization of discounts and finance fees	868	801
Pension & non-pension post-retirement benefits, net	(1,765)	1,154
Accrued liabilities & prepaid expenses	277	6,938
Income taxes	(3,066)	(1,662)
Cloud computing costs	(3,647)	—
Share-based compensation expense	2,888	2,127
Other operating activities	(429)	(957)
Net cash provided by operating activities	12,666	7,586

Investing activities:
Additions to property, plant and equipment	(26,903)	(35,123)
Net cash used in investing activities	(26,903)	(35,123)

Financing activities:
Borrowings on ABL credit facility	81,971	78,850
Repayments on ABL credit facility	(60,305)	(46,876)
Other repayments	—	(3,077)
Repayments on Term Loan B	(3,300)	(3,300)
Stock options excercised	—	5
Taxes paid on distribution of equity awards	(416)	(304)
Dividends	—	(2,595)
Net cash provided by financing activities	17,950	22,703

Effect of exchange rate fluctuations on cash	(1,111)	(774)
Increase (decrease) in cash	2,602	(5,608)

Cash & cash equivalents at beginning of period	25,066	24,696
Cash & cash equivalents at end of period	$27,668	$19,088

In accordance with the SEC’s Regulation G, the following tables provide non-GAAP measures used in this earnings release and a reconciliation to the most closely related U.S. GAAP measure. See the above text for additional information on our non-GAAP measures. Although Libbey believes that the non-GAAP financial measures presented enhance investors' understanding of Libbey's business and performance, these non-GAAP measures should not be considered an alternative to U.S. GAAP.

Table 1
Reconciliation of Net Loss to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)
(dollars in thousands)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Reported net loss (U.S. GAAP)	$(3,457)	$(4,959)	$(51,766)	$(3,932)
Add:
Interest expense	5,699	5,652	17,210	16,192
Provision for income taxes	1,508	1,758	6,511	5,767
Depreciation and amortization	9,543	11,270	29,465	34,389
Add special items before interest and taxes:
Fees associated with strategic initiative (1)	—	2,341	—	2,341
Impairment of goodwill and other intangible assets (2)	—	—	46,881	—
Organizational realignment (3)	3,017	—	3,017	—
Adjusted EBITDA (non-GAAP)	$16,310	$16,062	$51,318	$54,757

Net sales	$192,418	$190,775	$573,542	$586,222
Net loss margin (U.S. GAAP)	(1.8)%	(2.6)%	(9.0)%	(0.7)%
Adjusted EBITDA margin (non-GAAP)	8.5%	8.4%	8.9%	9.3%

(1) Legal and professional fees associated with a strategic initiative that we terminated during the third quarter 2018.

(2) Includes a non-cash goodwill impairment charge of $46.0 million in our Latin America segment and a $0.9 million non-cash impairment charge for a trade name in our EMEA segment.

(3) Organizational realignment to drive improved performance and growth.

Table 2
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(dollars in thousands)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Net cash provided by operating activities (U.S. GAAP)	$11,914	$6,785	$12,666	$7,586
Net cash used in investing activities (U.S. GAAP)	(8,603)	(13,774)	(26,903)	(35,123)
Free Cash Flow (non-GAAP)	$3,311	$(6,989)	$(14,237)	$(27,537)

Table 3
Reconciliation to Trade Working Capital
(dollars in thousands)
(unaudited)

	September 30, 2019	December 31, 2018	September 30, 2018
Accounts receivable — net	$90,745	$83,977	$91,082
Inventories — net	195,669	192,103	210,591
Less: Accounts payable	74,963	74,836	72,927
Trade Working Capital (non-GAAP)	$211,451	$201,244	$228,746

Table 4
Reconciliation of Net Loss to Adjusted Income from Operations
(dollars in thousands)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Reported net loss (U.S. GAAP)	$(3,457)	$(4,959)	$(51,766)	$(3,932)
Add:
Interest expense	5,699	5,652	17,210	16,192
Provision for income taxes	1,508	1,758	6,511	5,767
Other (income) expense	(346)	1,453	1,858	980
Add special items before interest and taxes:
Fees associated with strategic initiative (1)	—	2,341	—	2,341
Impairment of goodwill and other intangible assets (2)	—	—	46,881	—
Organizational realignment (3)	3,017	—	3,017	—
Adjusted Income from Operations (non-GAAP)	$6,421	$6,245	$23,711	$21,348

Net sales	$192,418	$190,775	$573,542	$586,222
Net loss margin (U.S. GAAP)	(1.8)%	(2.6)%	(9.0)%	(0.7)%
Adjusted Income from Operations margin (non-GAAP)	3.3%	3.3%	4.1%	3.6%

(1) Legal and professional fees associated with a strategic initiative that we terminated during the third quarter 2018.

(2) Includes a non-cash goodwill impairment charge of $46.0 million in our Latin America segment and a $0.9 million non-cash impairment charge for a trade name in our EMEA segment.

(3) Organizational realignment to drive improved performance and growth.

Table 5
Summary Business Segment Information
(dollars in thousands)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Net Sales:
U.S. & Canada (1)	$119,351	$115,304	$358,154	$351,719
Latin America (2)	35,308	35,406	103,917	110,029
EMEA (3)	31,736	33,289	92,456	103,712
Other (4)	6,023	6,776	19,015	20,762
Consolidated	$192,418	$190,775	$573,542	$586,222

Segment Earnings Before Interest & Taxes (Segment EBIT) (5) :
U.S. & Canada (1)	$9,038	$7,538	$36,102	$25,620
Latin America (2)	4,363	1,727	8,199	11,310
EMEA (3)	931	1,358	3,644	4,984
Other (4)	(174)	852	(2,495)	383
Segment EBIT	$14,158	$11,475	$45,450	$42,297

Reconciliation of Segment EBIT to Net Loss:
Segment EBIT	$14,158	$11,475	$45,450	$42,297
Retained corporate costs (6)	(7,391)	(6,683)	(23,597)	(21,929)
Impairment of goodwill and other intangible assets	—	—	(46,881)	—
Organizational realignment	(3,017)	—	(3,017)	—
Fees associated with strategic initiative	—	(2,341)	—	(2,341)
Interest expense	(5,699)	(5,652)	(17,210)	(16,192)
Provision for income taxes	(1,508)	(1,758)	(6,511)	(5,767)
Net loss	$(3,457)	$(4,959)	$(51,766)	$(3,932)

Depreciation & Amortization:
U.S. & Canada (1)	$2,928	$3,850	$9,275	$10,289
Latin America (2)	3,719	4,208	11,336	13,412
EMEA (3)	1,781	1,835	5,186	5,784
Other (4)	747	992	2,522	3,615
Corporate	368	385	1,146	1,289
Consolidated	$9,543	$11,270	$29,465	$34,389

________________________________

(1)

U.S. & Canada—includes sales of manufactured and sourced tableware having an end-market destination in the U.S and Canada, excluding glass products for Original Equipment Manufacturers (OEM), which remain in the Latin America segment.

(2)

Latin America—includes primarily sales of manufactured and sourced glass tableware having an end-market destination in Latin America, as well as glass products for OEMs regardless of end-market destination.

(3)	EMEA—includes primarily sales of manufactured and sourced glass tableware having an end-market destination in Europe, the Middle East and Africa.
(4)	Other—includes primarily sales of manufactured and sourced glass tableware having an end-market destination in Asia Pacific.
(5)

Segment EBIT represents earnings before interest and taxes and excludes amounts related to certain items we consider not representative of ongoing operations as well as certain retained corporate costs and other allocations that are not considered by management when evaluating performance. Segment EBIT also includes an allocation of manufacturing costs for inventory produced at a Libbey facility that is located in a region other than the end market in which the inventory is sold. This allocation can fluctuate from year to year based on the relative demands for products produced in regions other than the end markets in which they are sold.

(6)	Retained corporate costs include certain headquarter, administrative and facility costs, and other costs that are not allocable to the reporting segments.

Table 6
Reconciliation of Net Loss to Adjusted EBITDA and Debt Net of Cash to Adjusted EBITDA Ratio
(dollars in thousands)
(unaudited)

	Last twelve months ended	Year ended	Last twelve months ended
	September 30, 2019	December 31, 2018	September 30, 2018

Reported net loss (U.S. GAAP)	$(55,790)	$(7,956)	$(11,083)
Add:
Interest expense	22,997	21,979	21,469
Provision for income taxes	10,997	10,253	19,900
Depreciation and amortization	39,409	44,333	46,317
Special items before interest and taxes	49,898	2,341	2,341
Adjusted EBITDA (non-GAAP)	$67,511	$70,950	$78,944

Reported debt on balance sheet (U.S. GAAP)	$416,306	$397,700	$410,652
Plus: Unamortized discount and finance fees	1,608	2,368	2,622
Gross debt	417,914	400,068	413,274
Less: Cash and cash equivalents	27,668	25,066	19,088
Debt net of cash	$390,246	$375,002	$394,186

Debt Net of Cash to Adjusted EBITDA Ratio (non-GAAP)	5.8x	5.3x	5.0x

Table 7
2019 Outlook
Reconciliation of Net Income (Loss) margin to Adjusted EBITDA Margin
(percent of estimated 2019 net sales)
(unaudited)

Outlook for the year ended December 31, 2019
Net income (loss) margin (U.S. GAAP)(1)	(7.0%) - (6.5% )
Add:
Interest expense	2.9%
Provision for income taxes	1.3%
Depreciation and amortization	5.0%
Special items through September 30, 2019 before interest and taxes (1)	6.3%
Adjusted EBITDA Margin (non-GAAP)	8.5% - 9.0%

_____________________

(1) Potential special charges related to the strategic review of our business in China are not reflected in the reconciliation.

Table 8
Adjusted SG&A Margin
(percent of net sales)
(unaudited)

	Outlook for the year ended December 31, 2019(1)	Year ended December 31, 2018
SG&A margin (U.S. GAAP)	~15.7%	16.0%
Deduct special items in SG&A expenses (1):
Organizational realignment	~ 0.2%	—%
Fees associated with strategic initiative	—%	(0.3)%
Adjusted SG&A Margin (non-GAAP)	~15.5%	15.7%

_____________________

(1) Potential special charges related to the strategic review of our business in China are not reflected in the reconciliation.

Table 9
Capital Expenditures and ERP Capital
(dollars in thousands)
(unaudited)

Nine months ended
September 30, 2019
Additions to property, plant and equipment (per Statement of Cash Flows)	$26,903
Cloud computing costs (per Statement of Cash Flows)	3,647
Net increase (decrease) in capital expenditures incurred but not yet paid	(5,046)
Capital expenditures and ERP capital	$25,504